CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Liberty Interactive Series A common stock, par value $.01 per share	3,073,231	$24.03	$73,849,740	$4,500

(1)             Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also registers such additional shares of Liberty Interactive Series A common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)             The filing fee of $4,500 is calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.  In accordance with such rules, the registrant paid $4,140 upon filing the registrant’s registration statement on Form S-3ASR with the Securities and Exchange Commission on August 23, 2006 (File No. 333-136856) and deferred the payment of the registration fee relating to 969,501 of the shares of Liberty Interactive Series A common stock registered thereby.  Prior to filing this prospectus supplement, the registrant paid the registration fee of $360 with respect to 487,744 shares of Liberty Interactive Series A common stock registered by the registration statement and included in this prospectus supplement.  This “Calculation of Registration Fee” table will be deemed to update the “Calculation of Registration Fee” table in the registration statement referenced herein.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136856

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 23, 2006)

LIBERTY MEDIA CORPORATION

3,073,232 Shares

of

Liberty Interactive Series A Common Stock

This prospectus supplement supplements the prospectus dated August 23, 2006 of Liberty Media Corporation, relating to 3,073,232 shares of Liberty Interactive Series A common stock, par value $.01 per share, which may be sold from time to time by the selling stockholders named therein and in any prospectus supplement.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Liberty Interactive Series A common stock is listed on the Nasdaq Global Select Market under the symbol “LINTA.”  On May 23, 2007, the closing sale price of Liberty Interactive Series A common stock on the Nasdaq was $24.04 per share.

Investing in our securities involves risks.  You should carefully consider the matters described under the caption “Risk Factors” beginning on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

As described in the prospectus under “Selling Stockholders,” the Merger Agreement requires us to make an earnout payment to the selling stockholders if the earnings before interest, income taxes, depreciation and amortization (or EBITDA) of BuySeasons (as adjusted pursuant to the Merger Agreement) is above a specified amount.  Based on the EBITDA of BuySeasons, on May 25, 2007, we issued 487,744 shares of Liberty Interactive Series A common stock to the selling stockholders named in the table below in respect of such earnout payment, which shares were valued based on the volume-weighted average closing price of a share of Liberty Interactive Series A common stock for the five-day period ending the third day prior to the closing of the Merger, which was $18.17.   With respect to such 487,744 shares of Liberty Interactive Series A common stock, 10,422 were issued to Jalem M. Getz, President and Chief Executive Officer of BuySeasons, subject to a Restricted Stock Award Agreement, pursuant to which such shares are subject to forfeiture based on certain employment related conditions.  Such shares of Liberty Interactive Series A common stock are not listed in this prospectus supplement and are not offered pursuant to the prospectus.

The following table replaces in its entirety the selling stockholder table included in the prospectus (as it may have been supplemented from time to time) and sets forth information with respect to each selling stockholder, the number of shares of Liberty Interactive Series A common stock owned by such selling stockholder and the number of shares of Liberty Interactive Series A common stock owned by such selling stockholder that may be sold pursuant to the prospectus.  The shares of Liberty Interactive Interactive Series A common stock included in the table include shares issued at the time of the Merger and the shares issued in respect of the earnout payment.  Because each selling stockholder may sell all or some of such stockholder’s shares of Liberty Interactive Series A common stock from time to time under this prospectus and the selling stockholders may have sold some of such stockholder’s shares of Liberty Interactive Series A common stock prior to the date of this prospectus supplement, no estimate can be given at this time as to the number of shares of Liberty Interactive Series A common stock that will be held by a particular selling stockholder following any particular sale of Liberty Interactive Series A common stock by such selling stockholder.  Changes in the information concerning the selling stockholders will be set forth in supplements to the prospectus when and if necessary.  As of April 30, 2007, there were 621,670,949 shares of Liberty Interactive Series A common stock outstanding.

Name	Number of shares of Liberty Interactive Series A common stock beneficially owned prior to offering(1)		Number of shares of Liberty Interactive Series A common stock that may be sold(1)	Percentage of outstanding shares of Liberty Interactive Series A common stock
Banc One Stonehenge Capital Fund Wisconsin, LLC(2)	115,084		115,084	*
Donald L. Bennett(3)	25,246		25,246	*
Caryn Blanc	9,242		9,242	*
Anthony Boldin	3,170		3,170	*
P. Scott Browne	103,082		103,082	*
John Campbell	61,783		61,783	*
David L. Croft(3)	694		694	*
Mark Gambill	16,170		16,170	*
Jalem M. Getz(3)	466,142	(4)	411,742	*
Grace Matthews Equities, LLC	9,244		9,244	*
Daniel Haight(3)	52,323		52,323	*
Hay Family Trust	1,082		1,082	*
CarGo, Inc.	3,058		3,058	*
Sean Hayes(3)	5,723		5,723	*
Terrence R. Wall Revocable Trust U/A/D 10/27/92	5,107		5,107	*
Helen F. Wall Revocable Trust U/A/D 8/26/96	25,539		25,539	*
Carl Herwig(3)	874		874	*
Julianne Hlavka(3)	2,328		2,328	*
Jay Hofkamp(3)	1,832		1,832	*
Linda B. Horwitz	5,083		5,083	*

Name	Number of shares of Liberty Interactive Series A common stock beneficially owned prior to offering(1)	Number of shares of Liberty Interactive Series A common stock that may be sold(1)	Percentage of outstanding shares of Liberty Interactive Series A common stock
Scott A. Jorgensen	10,289	10,289	*
Margaret Karam	31,978	31,978	*
Michael J. Katarincic	23,151	23,151	*
Charles W. Kearns	44,784	44,784	*
Richard Lane	18,496	18,496	*
Larry McGrath Family Trust UTD 3/13/86	8,734	8,734	*
Christa Lewis Getz(3)	8,028	8,028	*
Jon M. Majdoch	69,036	69,036	*
Joseph A. Mantoan	24,493	24,493	*
George Mosher	86,520	86,520	*
John Nelson	5,229	5,229	*
Puccinelli Revocable Trust U/A/D 11/5/93	50,837	50,837	*
Puccinelli Family Trust, as the sole and separate property of Robert Puccinelli	7,261	7,261	*
Phil Ruble and Mimi Simmons, Trustees of the Phil Ruble and Mimi Simmons Revocable Trust, u/a dated March 30, 1999, as community property of Phil Ruble and Mimi Simmons	10,893	10,893	*
Rusinow Family Charitable Foundation	10,990	10,990	*
Rusinow Family Revocable Trust dated 12/23/99	758,644	758,644	*
Jeffrey Rusinow	211,329	211,329	*
S&T Associates, LLC	50,837	50,837	*
James Thomas Schmidt(3)	3,200	3,200	*
Curtis Sigretto	5,168	5,168	*
Robert W. Baird & Co. Inc. TTEE, FBO Peter Slocum IRA	15,320	15,320	*
Peter A. Slocum	7,658	7,658	*
David A. Slosky	1,076	1,076	*
Royal Taxman	1,076	1,076	*
TS Investments, LLP	286	286	*
John W. Standen and Mark G. Standen, Joint Tenants	5,083	5,083	*
Timothy P. Reiland Living Trust	1,100	1,100	*
James G. Topetzes	47,089	47,089	*
William Kent Velde	1,388	1,388	*
Dorothy Voigt(3)	1,944	1,944	*
W. Lowell and Diane S. Robertson Family Living Trust 9/25/1997	30,789	30,789	*
Wilshire Investors, LLC	143,730	143,730	*
Bruce C. Wilson, MD	11,786	11,786	*
California Costume Collections, Inc.	14,425	14,425	*
	2,635,453	2,581,053	*

*                    Less than 1%.

(1)             The above table includes shares of Liberty Interactive Series A common stock that were held in an escrow account to secure indemnification obligations in favor of our company pursuant to the Merger Agreement and shares of Liberty Interactive Series A common stock issued pursuant to the earnout payment.

(2)             The selling stockholder is an affiliate of a registered broker-dealer.

(3)             This individual is a current employee of BuySeasons, Inc., an indirect, wholly-owned subsidiary of ours.

(4)             54,400 of the shares of Liberty Interactive Series A common stock issued to Mr. Getz in the Merger are subject to a Restricted Stock Award Agreement, pursuant to which such shares will be subject to forfeiture based on certain employment related conditions.  One-third of such restricted shares vest and shall no longer be subject to forfeiture on each of December 31, 2007, 2008 and 2009.  These shares are not offered pursuant to this prospectus.

The date of this Prospectus Supplement is May 25, 2007